Exhibit 99.1

Trimble Inc. 935 Stewart Drive Sunnyvale, CA 94085 +1 408.481.8000 +1 408.481.8488 fax

NEWS RELEASE

Trimble Changes Name to Reflect Company’s Technology Evolution

Completes Delaware Reincorporation

SUNNYVALE, Calif., Oct. 3, 2016—Trimble (NASDAQ: TRMB) announced today that is has formally changed its company name from Trimble Navigation Limited to Trimble Inc. In addition, the company has completed its reincorporation from the State of California to the State of Delaware.

“Trimble’s name change reflects the evolution from our origins as a GPS products company to a leading provider of integrated information technology solutions,” said Steven W. Berglund, president and CEO of Trimble. “Our new name better represents the diversity of both our technologies and markets.”

Trimble’s name change and change in legal domicile became effective October 1, 2016.

The reincorporation was previously approved by shareholders at Trimble’s 2016 Annual Meeting. Stock certificates previously issued for shares in Trimble Navigation Limited, the California corporation, automatically represent shares in Trimble Inc., the Delaware corporation, and stockholders are not required to exchange stock certificates as a result of the reincorporation.

Trimble Inc. will continue to operate without change. The reincorporation will have no material impact on Trimble management, employees or customers. The corporate headquarters will remain in California.

About Trimble

Trimble is transforming the way the world works by delivering products and services that connect the physical and digital worlds. Core technologies in positioning, modeling, connectivity and data analytics enable customers to improve productivity, quality, safety and sustainability. From purpose built products to enterprise lifecycle solutions, Trimble software, hardware and services are transforming a broad range of industries such as agriculture, construction, geospatial, and transportation and logistics. For more information about Trimble (NASDAQ:TRMB), visit:  www.trimble.com.

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Contact:

Lea Ann McNabb
Media
+1 408-481-7808
leaann_mcnabb@trimble.com